Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Assembly Biosciences, Inc. 2018 Stock Incentive Plan and Assembly Biosciences, Inc. Amended and Restated 2018 Employee Stock Purchase Plan of our reports dated February 25, 2021, with respect to the consolidated financial statements and related notes of Assembly Biosciences, Inc. and the effectiveness of internal control over financial reporting of Assembly Biosciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

August 5, 2021